                                                                    EXHIBIT 10.1

================================================================================



                          LOAN AND SECURITY AGREEMENT


                                 BY AND AMONG


                    SIZZLER RESTAURANTS INTERNATIONAL, INC.
                           COLLINS PROPERTIES, INC.


                                      AND


                         FOOTHILL CAPITAL CORPORATION


                           DATED AS OF JULY 15, 1996

================================================================================


                               TABLE OF CONTENTS
                               -----------------


1.   DEFINITIONS AND CONSTRUCTION..........................................   1
     1.1   Definitions.....................................................   1
     1.2   Accounting Terms................................................  14
     1.3   Code............................................................  14
     1.4   Construction....................................................  14
     1.5   Schedules and Exhibits..........................................  14

2.   LOAN AND TERMS OF PAYMENT.............................................  14
     2.1   Revolving Advances..............................................  14
     2.2   Overadvances....................................................  15
     2.3   Interest:  Rates, Payments, and Calculations....................  15
     2.4   Collection of Accounts..........................................  16
     2.5   Crediting Payments; Application of Collections..................  17
     2.6   Borrower's Designated Accounts..................................  17
     2.7   Maintenance of Loan Account; Statements of Obligations..........  18
     2.8   Fees............................................................  18

3.   CONDITIONS; TERM OF AGREEMENT.........................................  19
     3.1   Conditions to the Continued Effectiveness of this Agreement.....  19
     3.2   Conditions Precedent to Initial Advance.........................  20
     3.3   Conditions Precedent to all Advances............................  21
     3.4   Condition Subsequent............................................  21
     3.5   Term............................................................  21
     3.6   Effect of Termination...........................................  22
     3.7   Early Termination by Borrower...................................  22
     3.8   Termination Upon Event of Default...............................  22

4.   CREATION OF SECURITY INTEREST.........................................  22
     4.1   Grant of Security Interest......................................  22
     4.2   Negotiable Collateral...........................................  23
     4.3   Collection of Accounts, General Intangibles, and Negotiable
           Collateral......................................................  23


     4.4   Delivery of Additional Documentation Required...................  23
     4.5   Power of Attorney...............................................  23
     4.6   Right to Inspect................................................  24

5.   REPRESENTATIONS AND WARRANTIES........................................  24
     5.1   No Encumbrances.................................................  24
     5.2   Equipment.......................................................  24
     5.3   Location of Inventory and Equipment.............................  25
     5.4   Inventory and Equipment Records.................................  25
     5.5   Location of Chief Executive Office; FEIN........................  25
     5.6   Due Organization and Qualification; Subsidiaries................  25
     5.7   Due Authorization; No Conflict..................................  25
     5.8   Financial Condition.............................................  26
     5.9   Solvency........................................................  26
     5.10  Employee Benefits...............................................  27
     5.11  Environmental Condition.........................................  27

6.   AFFIRMATIVE COVENANTS.................................................  27
     6.1   Accounting System...............................................  27
     6.2   Collateral Reporting............................................  27
     6.3   Financial Statements, Reports, Certificates.....................  28
     6.4   Tax Returns.....................................................  29
     6.5   Title to Equipment..............................................  29
     6.6   Maintenance of Equipment........................................  29
     6.7   Taxes...........................................................  29
     6.8   Insurance.......................................................  30
     6.9   No Setoffs or Counterclaims.....................................  32
     6.10  Location of Inventory and Equipment.............................  32
     6.11  Compliance with Laws............................................  32
     6.12  [intentionally omitted].........................................  32
     6.13  Leases..........................................................  32

7.   NEGATIVE COVENANTS....................................................  32
     7.1   Indebtedness....................................................  33
     7.2   Liens...........................................................  33
     7.3   Restrictions on Fundamental Changes.............................  34
     7.4   Disposal of Assets..............................................  34
     7.5   Change Name.....................................................  34
     7.6   Guarantee.......................................................  34


     7.7   Nature of Business..............................................  34
     7.8   Prepayments and Amendments......................................  34
     7.9   Change of Control...............................................  34
     7.10  Consignments....................................................  34
     7.11  Distributions...................................................  34
     7.12  Accounting Methods..............................................  35
     7.13  Investments.....................................................  35
     7.14  Transactions with Affiliates....................................  35
     7.15  Suspension......................................................  35
     7.16  Use of Proceeds.................................................  35
     7.17  Change in Location of Chief Executive Office; Inventory and
           Equipment with Bailees..........................................  35
     7.18  No Prohibited Transactions Under ERISA..........................  36
     7.19  Capital Expenditures............................................  36

8.   EVENTS OF DEFAULT.....................................................  36

9.   FOOTHILL'S RIGHTS AND REMEDIES........................................  37
     9.1   Rights and Remedies.............................................  37
     9.2   Remedies Cumulative.............................................  39

10.  TAXES AND EXPENSES....................................................  39

11.  WAIVERS; INDEMNIFICATION..............................................  40
     11.1  Demand; Protest; etc............................................  40
     11.2  Foothill's Liability for Collateral.............................  40
     11.3  Indemnification.................................................  40
     11.4  Suretyship Waivers and Consents.................................  41

12.  NOTICES...............................................................  41

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER............................  43

14.  DESTRUCTION OF BORROWER'S DOCUMENTS...................................  44

15.  GENERAL PROVISIONS....................................................  44
     15.1  Effectiveness...................................................  44
     15.2  Successors and Assigns..........................................  44
     15.3  Section Headings................................................  44


     15.4  Interpretation..................................................  44
     15.5  Severability of Provisions......................................  45
     15.6  Amendments in Writing...........................................  45
     15.7  Counterparts; Telefacsimile Execution...........................  45
     15.8  Integration.....................................................  45

     SCHEDULES AND EXHIBITS


Schedule A-1        Affiliated DIP Real Property
Schedule P-1        Permitted Liens
Schedule R-1        Real Property Collateral
Schedule 5.10       Profit Sharing Plan
Schedule 6.10       Location of Inventory and Equipment
Schedule 7.1        Existing Indebtedness

Exhibit S-1         Suretyship Agreement

                          LOAN AND SECURITY AGREEMENT
                          ---------------------------


     THIS LOAN AND SECURITY AGREEMENT (THIS "AGREEMENT"), is entered into as of July 15, 1996, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, on the one hand, and, on the other hand, SIZZLER RESTAURANTS INTERNATIONAL, INC., a Delaware corporation ("SRI") and COLLINS PROPERTIES, INC., a Delaware corporation ("CPI").

     The parties agree as follows:

     1.   DEFINITIONS AND CONSTRUCTION.

          1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

          "Account Debtor" means any Person who is or who may become obligated
           --------------
under, with respect to, or on account of, an Account.

          "Accounts" means all currently existing and hereafter arising
           --------
accounts, contract rights, and all other forms of obligations owing to a Debtor arising out of the sale or lease of goods or the rendition of services by such Debtor, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

          "Administrative Fee Reserves" means reserves established, maintained,
           ---------------------------
and adjusted from time to time by Foothill against the Maximum Amount which reserves are intended to approximate the aggregate amount by which (a) existing accrued and unpaid administrative claims eligible for inclusion within the Professional Fees Exception when approved by the Bankruptcy Court, exceed (b) $1,500,000.

          "Advances" has the meaning set forth in Section 2.1(a).
           --------                               --------------

          "Affiliate" means, as applied to any Person, any other Person who
           ---------
directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 5% or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

          "Affiliated DIPs" means Buffalo Ranch Steakhouses, Inc. and Tenly
           ---------------
Enterprises, Inc., individually and collectively, as the context requires.

          "Affiliated DIP Real Property" means the parcels of real property and
           ----------------------------
the improvements thereto identified on Schedule A-1.
                                       ------------

          "Agreement" has the meaning set forth in the preamble hereto.
           ---------

          "Authorized Officer" means any officer or other employee of a Debtor.
           ------------------

          "Average Unused Portion of Maximum Amount" means, as of any date of
           ----------------------------------------
determination, (a) the Maximum Amount, less (b) the average Daily Balance of
                                       ----
Advances that were outstanding during the immediately preceding month.

          "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C.
           ---------------
(S) 101 et seq.), as amended, and any successor statute.
        ------

          "Bankruptcy Court" means the United States Bankruptcy Court for the
           ----------------
Central District of California.

          "Bankruptcy Court Order" means an order entered following a hearing of
           ----------------------
the Bankruptcy Court, which order shall be in form and substance acceptable to Foothill and its counsel, in their sole discretion.

          "Bankruptcy Recoveries" means all actions, causes of action, and
           ---------------------
proceeds thereof arising from or related to the assertion by any Debtor, its successors, of any claims under Sections 365, 544, 545, 547, 548, 549, 550, 551, or 553(b) of the Bankruptcy Code.

          "Borrower" means the Debtors, individually and collectively, jointly
           --------
and severally.

          "Borrower's Books" means all of Borrower's books and records
           ----------------
including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

          "Borrower's Designated Account" means (a) in the case of SRI, account
           -----------------------------
number 2180018312 of SRI maintained with Borrower's Designated Account Bank, and
(b) in the case of CPI, account number 2180018339 of CPI maintained with Borrower's Designated Account Bank.

          "Borrower's Designated Account Bank" means Union Bank, whose office is
           ----------------------------------
located at 445 South Figueroa Street, Los Angeles, California and whose ABA number is 12200496.

          "Business Day" means any day that is not a Saturday, Sunday, or other
           ------------
day on which national banks are authorized or required to close.

          "Change of Control" shall be deemed to have occurred at such time as a
           -----------------
"person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 25% of the total voting power of all classes of stock then outstanding of Borrower entitled to vote in the election of directors.

          "Closing Date" means the date of the making of the initial Advance.
           ------------

          "Code" means the California Uniform Commercial Code.
           ----

          "Collateral" means each of the following:
           ----------

          (a)  the Accounts,
          (b)  the Borrower's Books,
          (c)  the Equipment,
          (d)  the General Intangibles,
          (e)  the Inventory,
          (f)  the Negotiable Collateral,
          (g)  the Real Property Collateral,
          (h) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Foothill, and
          (i) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

          "Collections" means all cash, checks, notes, instruments, and other
           -----------
items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

          "Commitment Date" means June 10, 1996.
           ---------------

          "Concentration Account" means (a) in the case of SRI, account number
           ---------------------
2180014708 of SRI maintained with the Concentration Account Bank, and (b) in the case of CPI, an account to be designated in writing by CPI to Foothill, such account being maintained with the Concentration Account Bank.

          "Concentration Account Bank" means Union Bank, whose office is located
           --------------------------
at 445 South Figueroa Street, Los Angeles, California, and whose ABA number is 12200496.

          "Daily Balance" means the amount of an Obligation owed at the end of a
           -------------
given day.

          "Debtor" means SRI or CPI, or both, as the context may require; it
           ------
being understood that the term "Debtor" does not include Sizzler International, Inc., Tenly Enterprises, Inc., and Buffalo Ranch Steakhouses, Inc.

          "deems itself insecure" means that the Person deems itself insecure in
           ---------------------
accordance with the provisions of Section 1208 of the Code.

          "Default" means an event, condition, or default that, with the giving
           -------
of notice, the passage of time, or both, would be an Event of Default.

          "Dollars or $" means United States dollars.
           ------------

          "Early Termination Premium" has the meaning set forth in Section 3.7.
           -------------------------                               -----------

          "Effective Date" means the later to occur of (a) the date on which
           --------------
this Agreement is executed and delivered by Borrower and Foothill, or (b) the date on which the Bankruptcy Court Order is entered.

          "Equipment" means all of Borrower's present and hereafter acquired
           ---------
machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including,
(a) any interest of Borrower in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, 29
           -----
U.S.C. (S)(S) 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

          "ERISA Affiliate" means (a) any corporation subject to ERISA whose
           ---------------
employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

          "Event of Default" has the meaning set forth in Section 8.
           ----------------                               ---------

          "FEIN" means Federal Employer Identification Number.
           ----

          "Foothill" has the meaning set forth in the preamble to this
           --------
Agreement.

          "Foothill Account" has the meaning set forth in Section 2.4.
           ----------------                               -----------

          "Foothill Expenses" means all:  costs or expenses (including taxes,
           -----------------
and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; costs or expenses paid or incurred by Foothill in connection with the negotiation and closing of the transactions evidenced by this Agreement and the other Loan Documents, including, reasonable attorneys fees and expenses, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and ucc searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Personal Property Collateral or Real Property Collateral appraisals), real estate surveys, real estate title policies and endorsements, and environmental audits; provided, however, that Borrower's obligation to
                          --------  -------
reimburse Foothill for such costs or expenses incurred by Foothill in connection with the negotiation, execution, and delivery of the Loan Documents required hereunder to be executed and delivered on or prior to the Effective Date, and any and all costs and expenses incurred by Foothill in connection with the filing or recording of such Loan Documents, shall be limited to a maximum amount of $40,000 (exclusive of the amount for the title policy charges respecting the Mortgage Policy); provided further, however, that, following the occurrence and
                  ----------------  -------
during the continuation of an Event of Default, any and all costs and expenses (including mortgage recording charges, documentary stamp taxes, intangibles taxes, or otherwise) of Foothill in recording or filing Mortgages, financing statements, or fixture filings shall be Foothill Expenses; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Personal Property Collateral or the Real Property Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower; and Foothill's reasonable attorneys fees and expenses incurred in administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout" or a "restructuring" concerning Borrower), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

          "GAAP" means generally accepted accounting principles as in effect
           ----
from time to time in the United States, consistently applied.

          "General Intangibles" means all of Borrower's present and future
           -------------------
general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

          "Governing Documents" means the certificate or articles of
           -------------------
incorporation, by-laws, or other organizational or governing documents of any Person.

          "Hazardous Materials" means (a) substances that are defined or listed
           -------------------
in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

          "Headquarters Property" means the corporate headquarters of Borrower
           ---------------------
located at 12655 West Jefferson Boulevard, Los Angeles, California.

          "Identified Value" means, with respect to any item of Real Property
           ----------------
Collateral, an agreed value for such item of Real Property Collateral set forth in a side letter agreement executed and delivered by Borrower and Foothill on or prior to the date of the execution and delivery of this Agreement.

          "Indebtedness" means: (a) all obligations of Borrower for borrowed
           ------------
money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases,
(d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

          "Insolvency Proceeding" means any proceeding commenced by or against
           ---------------------
any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "Intangible Assets" means, with respect to any Person, that portion of
           -----------------
the book value of all of such Person's assets that would be treated as intangibles under GAAP.

          "Inventory" means all present and future inventory in which a Debtor
           ---------
Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of each Debtors' present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

          "IRC" means the Internal Revenue Code of 1986, as amended, and the
           ---
regulations thereunder.

          "Lien" means any interest in property securing an obligation owed to,
           ----
or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

          "Loan Account" has the meaning set forth in Section 2.7.
           ------------                               -----------

          "Loan Documents" means this Agreement, the Mortgages, any note or
           --------------
notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

          "Material Adverse Change" means (a) a material adverse change in the
           -----------------------
business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Foothill to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such

Collateral, or (d) a material impairment of the priority of Foothill's Liens with respect to the Collateral.

          "Material Adverse Change (Collateral)" means (a) a material adverse
           ------------------------------------
effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (b) a material impairment of the priority of Foothill's Liens with respect to the Collateral.

          "Maximum Amount" means, as of any date of determination, the result of
           --------------
(a) the Maximum Revolving Amount, minus (b) the amount, if any, of the
                                  -----
Administrative Fee Reserves.

          "Maximum Revolving Amount" means, as of any date of determination, the
           ------------------------
result of (a) $15,000,000, minus (b) if the Headquarters Property has been sold,
                           -----
the Net Proceeds received by Borrower from the sale of the Headquarters Property, minus (c)(i)(y) 50% of the Net Proceeds received by Borrower from the
          -----
sale or other disposition by Borrower of properties or assets on or after the Commitment Date (other than the Headquarters Property, other than Ordinary Course Dispositions, and other than personalty sold or otherwise disposed of by Borrower on or prior to the Effective Date), plus (z) 50% of the Net Proceeds received by the Affiliated DIPs from the sale or other disposition by them of the Affiliated DIP Real Property, if the cumulative Net Proceeds received by Borrower or the Affiliated DIPs on account of such sales or other dispositions is greater than $12,500,000 and less than $20,000,001, and (ii)(y) 75% of the Net Proceeds received by Borrower from the sale or other disposition by Borrower of properties or assets on or after the Commitment Date (other than the Headquarters Property, other than Ordinary Course Dispositions, and other than personalty sold or otherwise disposed of by Borrower on or prior to the Effective Date), plus (z) 75% of the Net Proceeds received by the Affiliated DIPs from the sale or other disposition by them of the Affiliated DIP Real Property, if the cumulative Net Proceeds received by Borrower or the Affiliated DIPs on account of such sales or other dispositions is greater than $20,000,000.

          "Mortgages" means one or more mortgages, deeds of trust, or deeds to
           ---------
secure debt, executed by Borrower in favor of Foothill, the form and substance of which shall be satisfactory to Foothill, that encumber the Real Property Collateral and the related improvements thereto.

          "Mortgage Policy" has the meaning set forth in Section 3.2(e)
           ---------------                               --------------

          "Negotiable Collateral" means all of Borrower's present and future
           ---------------------
letters of credit, notes, drafts, instruments, certificated securities (so long as the representation in Section 5.6(c) remains true and correct, excluding the
                         --------------
shares of stock of Subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

          "Net Proceeds" means (a) the gross proceeds received (including any
           ------------
proceeds received by way of a promissory note, installment contract, or other deferred payment, such proceeds to be valued at their face amount without any discount for the time value of money or any discount or increase as a result of the applicable rate of interest) from a sale or other disposition, in each case, minus (b) the sum of all reasonable legal, tax, and other fees and expenses incurred in connection with such sale or other disposition.

          "Net Cash Proceeds" means (a) the gross cash payments received
           -----------------
(including any cash payments received by way of deferred payment of principal pursuant to, or in liquidation of, any note or installment receivable or otherwise, but only as and when received, except that, with respect to any cash equivalents received, Borrower shall be deemed to have received on the date of receipt thereof a cash payment equal to the fair value of such cash equivalents on such date) from a sale or other disposition, in each case, minus (b) the sum of all reasonable legal, tax, and other fees and expenses incurred in connection with such sale or other disposition.

          "Obligations" means all loans, Advances, debts, principal, interest,
           -----------
premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Foothill Expenses, lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

          "Order Entry Date" means the date on which the Bankruptcy Court enters
           ----------------
the Bankruptcy Court Order.

          "Ordinary Administrative Claims Exception" means the payment in the
           ----------------------------------------
ordinary course of business of any Debtor of administrative claims owed by such Debtor, other than claims for fees and expenses of professionals or trustees, and including the expenses and fees referred to in Sections 503(b), 365(d)(3), and 365(d)(10) of the Bankruptcy Code; provided, however, that the Ordinary
                                   --------  -------
Administrative Claims Exception shall not be applicable following the occurrence and during the continuance of an Event of Default.

          "Ordinary Course Dispositions" means the sale, exchange, or other
           ----------------------------
disposition, free and clear of Foothill's security interest (other than its security interest in the proceeds of such sale, exchange, or other disposition), of any Equipment or Inventory for fair value and in the ordinary course of Borrower's business as currently conducted.

          "Overadvance" has the meaning set forth in Section 2.5.
           -----------                               -----------

          "Permitted Disposition" means (a) subject to the prior or concurrent
           ---------------------
satisfaction of the applicable Release Condition therefor, the sale, exchange, or other disposition, free and clear of Foothill's security interest (other than its security interest in the proceeds of such sale, exchange, or other disposition), of Real Property Collateral and related Equipment, and (b) Ordinary Course Dispositions.

          "Permitted Liens" means (a) Liens held by Foothill, (b) Liens for
           ---------------
unpaid taxes that are not yet due and payable or that are being contested as provided in Section 6.9, (c) Liens set forth on Schedule P-1 attached hereto,
            -----------                         ------------
(d) the interests of lessors under operating leases and purchase money Liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.10 and so long as the Lien only
                                     ------------
attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, for sums not yet delinquent or that are being contested in good faith and by proper proceedings diligently pursued, provided that a reserve or other appropriate provision, if any, required by GAAP shall have been made therefor on the applicable financial statements of Borrower, (f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (i) Liens of or resulting from any judgment or award that would not have a Material Adverse Effect and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (j) with respect to any Real Property Collateral, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrower or the value of Foothill's Lien thereon or therein, or materially interfere with the ordinary conduct of the business of Borrower, and (k) Liens granted by Borrower in and to any of its properties or assets (other than the Bankruptcy Recoveries) pursuant to an order of the Bankruptcy Court so long as such Liens are expressly stated by such order to be junior (not senior or equal) to the Liens of Foothill.

          "Permitted Protest" means the right of Borrower to protest any Lien,
           -----------------
tax, or rental payment, other than any such Lien that secures the Obligations, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill,
(b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Foothill in and to the Collateral.

          "Person" means and includes natural persons, corporations, limited
           ------
liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "Personal Property Collateral" means all Collateral other than the
           ----------------------------
Real Property Collateral.

          "Plan" means any defined benefit or contribution plan, program, or
           ----
arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

          "Professional Fees Exception" means, as of the date any determination
           ---------------------------
thereof is to be made, the following: (i) administrative claims, up to an aggregate amount of $5,000,000 (as reduced as provided herein), for fees and expenses owed to professionals that were incurred by any of the Debtors or any statutory creditors' committee appointed in any of their Chapter 11 cases and expenses of the members thereof, in each case to the extent that they are allowed pursuant to Section 330 of the Bankruptcy Code, which such administrative claims, up to $5,000,000 (as reduced as provided herein) shall rank pari-passu with the administrative claims of Foothill and which such
     ----------
$5,000,000 amount shall be reduced, on a dollar-for-dollar basis, by the amount of payments made on account of claims for professional fees and expenses incurred in the Debtors' Chapter 11 cases, and (ii) fees of the United States Trustee payable pursuant to 28 U.S.C.
(S) 1930(a)(6) in the Chapter 11 cases of the Debtors; provided that the
                                                       --------
Professional Fees Exception shall not apply prospectively with respect to such claims that first arise following (a) conversion of any of the Chapter 11 cases of the Debtors to a proceeding under Chapter 7 of the Bankruptcy Code, (b) appointment of a trustee in any of the Chapter 11 cases of the Debtors, (c) dismissal of any of the Chapter 11 cases of the Debtors, (d) Foothill's commencement and diligent prosecution of foreclosure or disposition of the Collateral after an Event of Default, or (e) the effective date of a confirmed plan of reorganization in any of the Chapter 11 cases of the Debtors.

          "Real Property" means any estates or interests in real property now
           -------------
owned or hereafter acquired by Borrower.

          "Real Property Collateral" means the parcels of real property and the
           ------------------------
related improvements thereto identified on Schedule R-1.
                                           ------------

          "Reference Rate" means the variable rate of interest, per annum, most
           --------------
recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

          "Release Condition" means that (a) no Default or Event of Default has
           -----------------
occurred and is continuing or would result therefrom, (b) Borrower is receiving at least the Release Price for the subject Real Property and is receiving at least fair value for the subject Equipment, and (c) the Maximum Amount has been adjusted if and to the extent provided herein and, if applicable, Borrower has repaid the Obligations to an amount less than or equal to the adjusted Maximum Amount.

          "Release Price" means, with respect to any item of Real Property
           -------------
Collateral, Net Cash Proceeds equal to not less than 75% of the Identified Value of such item of Real Property Collateral.

          "Subsidiary" of a Person means a corporation, partnership, limited
           ----------
liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or appoint other managers of such corporation, partnership, limited liability company, or other entity.

          "Trademark Security Agreements" means a Trademark Security Agreements
           -----------------------------
executed and delivered by Borrower to Foothill, in form and substance satisfactory to Foothill.

          "Triggering Event" means any of (a) the occurrence and continuation of
           ----------------
a Default or Event of Default, (b) Foothill deems itself insecure, or (c) the outstanding Advances equal or exceed $10,000,000.

          "Voidable Transfer" has the meaning set forth in Section 15.8.
           -----------------                               ------------

          1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto.

          1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

          1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

          1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

     2.   LOAN AND TERMS OF PAYMENT.

          2.1 REVOLVING ADVANCES. (a) Subject to the terms and conditions of this Agreement, from and after the Order Entry Date up to the Maturity Date, Foothill agrees to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed the Maximum Amount as in effect from time to time.

               (b)  Anything to the contrary in Section 2.1(a) above
                                                --------------
notwithstanding, Foothill may create reserves against the Maximum Amount without declaring an Event of Default if it determines that there has occurred a Material Adverse Change.

               (c) Foothill shall have no obligation to make Advances hereunder to the extent they would cause the outstanding Obligations to exceed the Maximum Amount.

               (d)  Amounts borrowed pursuant to this Section 2.1 may be repaid
                                                      -----------
and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

          2.2 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Section 2.1 is greater than
                                                     -----------
either the Dollar limitations set forth in Section 2.1 (an "Overadvance"),
                                           -----------
Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill to repay Advances outstanding under Section 2.1.
                                                           -----------

          2.3  INTEREST:  RATES, PAYMENTS, AND CALCULATIONS.

               (a) Interest Rate. Except as provided in clause (b) below, all Obligations shall bear interest at a per annum rate of 1 percentage point above the Reference Rate.

               (b) Default Rate. From and after and during the continuation of an Event of Default, all Obligations shall bear interest at a per annum rate equal to 5 percentage points above the Reference Rate.

               (c) Minimum Interest. In no event shall the rate of interest chargeable hereunder for any day be less than 7% per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.

               (d) Payments. Interest hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), the fees and charges provided for in Section 2.8(c) (as
                        --------------
and when accrued or incurred), and all other payments due under any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

               (e) Computation. The Reference Rate as of the date of this Agreement is 8.25% per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

               (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein
                             --------  -------
to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as
                                                                  ---- -----
of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

          2.4 COLLECTION OF ACCOUNTS. Borrower shall at all times maintain a concentration account (the "Concentration Account") and shall remit, on a daily basis, all of its Collections to such Concentration Account. Borrower,
       ---
Foothill, and the Concentration Account Bank shall enter into an agreement that, among other things, shall provide that, from and after the giving of notice by Foothill to such Concentration Account Bank, the Concentration Account Bank shall remit all proceeds received in such Concentration to an account (the "Foothill Account") maintained by Foothill at a depositary selected by Foothill. Foothill agrees that it will not give such notice to the Concentration Account Bank unless a Triggering Event has occurred. Borrower agrees that all Collections and other amounts received by Borrower from any source immediately upon receipt shall be deposited into the Concentration Account or into a deposit account of Borrower's the proceeds of which are remitted on a daily basis to the Concentration Account. No arrangement contemplated hereby shall be modified by Borrower without the prior written consent of Foothill. Upon the occurrence of a Triggering Event, Foothill may elect to notify the Concentration Account Bank to remit all amounts received in the Concentration Account to the Foothill Account.

          2.5 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any Collections by Foothill (whether from transfers to Foothill by the Concentration Account Bank or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall
                                                          -----------
not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Effective Date, Foothill shall be entitled to charge Borrower for 1 Business Day of `clearance' or `float' at the rate set forth in Section 2.6(a) or Section 2.6(b), as applicable, on all Collections
         --------------    --------------
that are received into the Concentration Account (regardless of whether forwarded to Foothill by the Concentration Account Bank, whether provisionally applied to reduce the Obligations under Section 2.1, or otherwise). This
                                        -----------
across-the-board 1 Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging 1 Business Day of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on a Business Day on or before 11:00 a.m. Los Angeles time. If any Collection item is received into the Foothill Account on a non-Business Day or after 11:00 a.m. Los Angeles time on a Business Day, it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

          2.6 BORROWER'S DESIGNATED ACCOUNTS. Foothill is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower, or without instructions if pursuant to Section 2.3(d). Each Debtor agrees to
                                    --------------
establish and maintain its respective Borrower's Designated Account with Borrower's Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Advance requested by a Debtor and made by Foothill hereunder shall be made to its respective Borrower's Designated Account.

          2.7 MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.5, the Loan Account will be credited
                              -----------
with all payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from the Concentration Account Bank. Foothill shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written
                                                         ----------
objection thereto describing the error or errors contained in any such statements.

          2.8  FEES.  Borrower shall pay to Foothill the following fees:

               (a) Commitment Fee. On the Effective Date, a commitment fee of $150,000, which commitment fee previously was earned in full by the execution and delivery of a commitment letter by Foothill and Borrower;

               (b) Unused Line Fee. On the first day of each month from and after the Effective Date during the term of this Agreement, an unused line fee in an amount equal to .50% per annum times the Average Unused Portion of the Maximum Amount;

               (c) Financial Examination, Documentation, and Appraisal Fees. Foothill's customary fee of $650 per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Foothill; Foothill's customary appraisal fee of $1,500 per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Foothill; and, the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral. The foregoing notwithstanding, so long as no Event of Default has occurred and is continuing, Lender's charges for financial analyses and examinations and appraisals shall be limited to $3,250 and $1,500, per annum, respectively; and

               (d) Servicing Fee. On the first day of each month after the Effective Date during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to $1,500.

     3.   CONDITIONS; TERM OF AGREEMENT.

          3.1 CONDITIONS TO THE CONTINUED EFFECTIVENESS OF THIS AGREEMENT. The continued effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before July 31, 1996:

               (a)  the Order Entry Date shall have occurred;

               (b) Foothill shall have received a certificate from the Secretary of each Debtor attesting to the resolutions of such Debtor's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party and authorizing specific officers of such Debtor to execute the same;

               (c) Foothill shall have received copies of each Debtor's Governing Documents, as amended, modified, or supplemented, certified by the Secretary of such Debtor;

               (d) Foothill shall have received a certificate of status with respect to each Debtor, each dated within 10 days of the Order Entry Date, such certificates to be issued by the appropriate officer of the jurisdiction of organization of such Debtor, which certificate shall indicate that such Debtor is in good standing in such jurisdiction;

               (e) Foothill shall have received certificates of status with respect to each Debtor, each dated within 15 days of the Order Entry Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would have a Material Adverse Change, which certificates shall indicate that such Debtor is in good standing in such jurisdictions;

               (f) Foothill shall have received satisfactory evidence that all returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest); and

               (g) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

          3.2 CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of Foothill to make the initial Advance is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

               (a)  Each of the conditions set forth in Section 3.1 shall have
                                                        -----------
been fulfilled or shall have been waived by Foothill;

               (b) Foothill shall have received searches reflecting the filing of its financing statements and fixture filings;

               (c) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                    i) the agreement among Borrower, the Concentration Account Bank, and Foothill;

                    ii)  the Mortgages; and

                    iii) the Trademark Security Agreement;

               (d) Foothill shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form
                                                           -----------
and substance of which shall be satisfactory to Foothill and its counsel;

               (e) Foothill shall have received a mortgagee title insurance policy (or a marked commitment to issue the same) for the Headquarters Property issued by a title insurance company satisfactory to Foothill ("Mortgage Policy") in an amount satisfactory to Foothill assuring Foothill that the Mortgage on such Real Property Collateral is a valid and enforceable first priority mortgage Lien free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to Foothill; and

               (f) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

          3.3 CONDITIONS PRECEDENT TO ALL ADVANCES. The following shall be conditions precedent to all Advances hereunder:

               (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

               (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

               (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

          3.4 CONDITION SUBSEQUENT. As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default hereunder):

          (a) within 30 days of the Closing Date, deliver to Foothill the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall
                            -----------
be satisfactory to Foothill and its counsel.

          3.5 TERM. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the earliest of (a) the effective date of a confirmed plan of reorganization for either or both of the Debtors, (b) the date that is 2 years after the Effective Date (the "Stated Termination Date"), and
(c) the date of termination of this Agreement in accordance with its terms after the occurrence and during the continuation of an Event of Default (such earliest date being referred to herein as the "Maturity Date"). Either party may terminate this Agreement effective on the Stated Maturity Date by giving the other party at least 30 days prior written notice by registered or certified mail, return receipt requested. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

          3.6 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide additional credit hereunder is terminated.

          3.7  EARLY TERMINATION BY BORROWER.  The provisions of Section 3.4
                                                                 -----------
that allow termination of this Agreement by Borrower only on the Stated Maturity Date notwithstanding, Borrower has the option, at any time upon 30 days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations, in full and, if such termination and repayment occurs, directly or indirectly, as a result of a refinancing transaction, together with a premium (the "Early Termination Premium") equal to 0.5% of the then applicable Maximum Revolving Amount.

          3.8 TERMINATION UPON EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence of an Event of Default that intentionally is caused by Borrower for the purpose, in Foothill's reasonable judgment, of avoiding payment of the Early Termination Premium provided in Section 3.5, in
                                                              -----------
view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section
                                                                        -------
3.8 shall be deemed included in the Obligations.
- ---

     4.   CREATION OF SECURITY INTEREST.

          4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Personal Property Collateral or the Real Property Collateral.

          4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Foothill, shall endorse and deliver physical possession of such Negotiable Collateral to Foothill.

          4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL. At any time after the occurrence and during the continuation of Event of Default or that Foothill deems itself insecure, Foothill or Foothill's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any Collections that it receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower.

          4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

          4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of
                              -----------
the documents described in Section 4.4, (b) at any time that an Event of Default
                           -----------
has occurred and is continuing or Foothill deems itself insecure, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts,

(d) endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower,
(f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

          4.6 RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

     5.   REPRESENTATIONS AND WARRANTIES.

          In order to induce Foothill to enter into this Agreement, each Debtor, jointly and severally, makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance made thereafter, as though made on and as of the date of such Advance (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this
Agreement:

          5.1 NO ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

          5.2 EQUIPMENT. All of the Equipment is used or held for use in Borrower's business and is fit for such purposes.

          5.3 LOCATION OF INVENTORY AND EQUIPMENT. Except for Equipment having a value of not more than $100,000, the Inventory and Equipment are not stored with a bailee, warehouseman, or similar party and are located only at the locations identified on Schedule 6.10 or otherwise permitted by Section 6.10.
                        -------------                           ------------

          5.4 INVENTORY AND EQUIPMENT RECORDS. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory and Equipment, and Borrower's cost therefor.

          5.5 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. The chief executive office of each Debtor is located in Los Angeles, California. SRI's FEIN is 95-2548114, and CPI's FEIN is 95-4316280.

          5.6  DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

               (a) Each Debtor is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.

               (b)  Set forth on Schedule 5.6 attached hereto is a complete and
                                 ------------
accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower.

               (c) None of Borrower's direct or indirect Subsidiaries has any operations nor any net equity.

          5.7  DUE AUTHORIZATION; NO CONFLICT.

               (a) The execution, delivery, and performance by each Debtor of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

               (b) The execution, delivery, and performance by each Debtor of this Agreement and the Loan Documents to which it is a party do not and will not
(i) violate any provision of federal, state, or local law or regulation (including Regulations G, T, U, and X of the Federal Reserve Board) applicable to such Debtor, the Governing

Documents of such Debtor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Debtor, (ii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Debtor, other than Permitted Liens, or (iii) require any approval of stockholders of Debtor.

               (c)  Other than (i) the obtaining of the Bankruptcy Court Order,
(ii) the taking of any other action expressly required under this Agreement and the Loan Documents, (iii) the taking of any required action with or by any state or local Governmental Authority that regulates the sale of alcoholic beverages or business franchises, and (iv) any required or appropriate filing or disclosure to the Securities and Exchange Commission or the New York Stock Exchange, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

               (d) This Agreement and the Loan Documents to which each Debtor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Debtor will be the legally valid and binding obligations of such Debtor, enforceable against such Debtor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

               (e) The Liens granted by each Debtor to Foothill in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

          5.8 FINANCIAL CONDITION. All financial statements relating to Borrower that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change (Collateral) with respect to Borrower since the date of the latest financial statements submitted to Foothill on or before the Effective Date.

          5.9 SOLVENCY. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

          5.10 EMPLOYEE BENEFITS. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Plan other than Borrower's profit sharing plan described on Schedule 5.10.
                                            -------------

          5.11 ENVIRONMENTAL CONDITION. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

     6.   AFFIRMATIVE COVENANTS.

          Each Debtor, jointly and severally, covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

          6.1 ACCOUNTING SYSTEM. Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP and also maintains records pertaining to the Collateral that contain information as from time to time may be requested by Foothill. Borrower also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

          6.2 COLLATERAL REPORTING. Provide Foothill with the following documents at the following times in form satisfactory to Foothill: (a) on a monthly basis, and in any event, by no later than the 10th day of each month during the term of this Agreement, a listing of each of Borrower's currently operating restaurants, (b) on a monthly basis, and in any event, by no later than the 10th day of each month during the term of this Agreement, a listing of each of Borrower's restaurants that have been closed during the prior 90 day period, (c) on a monthly basis, and in any event, by no later than the 10th day of each month during the term of this Agreement, a listing of Borrower's restaurants that are projected to be closed or sold during the upcoming 180 day period, (d) on a monthly basis, and in any event, by no later than the 10th day of each month during the term of this Agreement, a detailed listing of the properties or assets that have been sold or otherwise disposed of since the Commitment Date (other than Ordinary Course Dispositions and other than personalty sold or otherwise disposed of by Borrower on and after the Commitment Date and on or prior to the Effective Date) and a statement of the Net Proceeds received by Borrower from each such sale or other disposition, (e) on a weekly basis, a statement of the existing accrued and unpaid administrative claims eligible for inclusion within the Professional Fees Exception when approved by the Bankruptcy Court, and (f) such other reports as to the Collateral or the financial condition of Borrower as Foothill may request from time to time.

          6.3  FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.  Deliver to
Foothill: (a) as soon as available, but in any event within 30 days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period; and (b) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. Borrower agrees to deliver financial statements prepared on a combined and consolidating basis so as to present each Borrower on a combined basis and each Debtor separately.

          Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the financial condition of Borrower.

          Each month, together with the financial statements provided pursuant to Section 6.3(a), Borrower shall deliver to Foothill a certificate signed by
   --------------
its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to

Foothill hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and (iii) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance or Default or Event of Default, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

          Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

          6.4 TAX RETURNS. Deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within 30 days of the filing thereof with the Internal Revenue Service.

          6.5 TITLE TO EQUIPMENT. Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

          6.6 MAINTENANCE OF EQUIPMENT. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

          6.7 TAXES. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property shall be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax (other than payroll taxes arising after the date of filing by Borrower of Chapter 11 cases under the Bankruptcy Code or taxes arising after the date of filing by Borrower of Chapter 11 cases under the Bankruptcy Code that are the subject of a United States federal tax lien) shall be the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

          6.8  INSURANCE.

               (a) At its expense, keep the Personal Property Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Personal Property Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

               (b) At its expense, obtain and maintain (i) insurance of the type necessary to insure the Improvements and Chattels (as such terms are defined in the Mortgages), for the full replacement cost thereof, against any loss by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, earthquakes, elevator collision, and other risks from time to time included under "extended coverage" policies, in such amounts as Foothill may require, but in any event in amounts sufficient to prevent Borrower from becoming a co-insurer under such policies, (ii) combined single limit bodily injury and property damages insurance against any loss, liability, or damages on, about, or relating to each parcel of Real Property Collateral, in an amount of not less than $10,000,000; (iii) business rental insurance covering annual receipts for a 12 month period for each parcel of Real Property Collateral; and
(iv) insurance for such other risks as Foothill may require. Replacement costs, at Foothill's option, may be redetermined by an insurance appraiser, satisfactory to Foothill, not more frequently than once every 12 months at Borrower's cost.

               (c) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All insurance required herein shall be written by companies which have a Best's rating of A for capital and X for financial stability. All such insurance shall, with respect to hazard insurance and such other insurance as Foothill shall specify, shall contain a California Form 438BFU (NS) mortgagee endorsement, or an equivalent endorsement satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this Section 6.8 shall contain an
                                              -----------
agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Foothill and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Foothill which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding (i) occupancy or use of the Real Property Collateral for purposes more hazardous than permitted by the terms of such policy, (ii) any foreclosure or other action or proceeding taken by Foothill pursuant to the Mortgages upon the happening of an Event of Default, or (iii) any change in title or ownership of the Real Property Collateral. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

               (d) Original policies or certificates thereof satisfactory to Foothill evidencing such insurance shall be delivered to Foothill at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall give Foothill prompt notice of any loss covered by such insurance and Foothill shall have the right to adjust any loss. Foothill shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Foothill to be applied at the option of Foothill either to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Foothill for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, Foothill shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Foothill shall determine.

               (e) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Foothill is included thereon as named insured
           -----------
with the loss payable to Foothill under a standard California 438BFU (NS) Mortgagee endorsement, or its local equivalent. Borrower immediately shall notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Foothill.

          6.9 NO SETOFFS OR COUNTERCLAIMS. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

          6.10 LOCATION OF INVENTORY AND EQUIPMENT. Keep the Inventory and Equipment only at the locations identified on Schedule 6.10; provided, however,
                                              -------------  --------  -------
that Borrower may amend Schedule 6.10 so long as such amendment occurs by
                        -------------
written notice to Foothill not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary or advisable to perfect and continue perfected Foothill's security interests in such assets.

          6.11 COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a Material Adverse Change.

          6.12 [INTENTIONALLY OMITTED].

          6.13 LEASES. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest or Borrower is entitled not to make such payments pursuant to and without violating any provision of the Bankruptcy Code or of any order of the Bankruptcy Court (including, without limitation, the ability of Borrower to cease making payments under leases rejected in accordance with the provisions of the Bankruptcy Code or an order of the Bankruptcy Court). To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Maximum Amount.

     7.   NEGATIVE COVENANTS.

          Each Debtor, jointly and severally, covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

          7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

               (a)  Indebtedness evidenced by this Agreement;

               (b)  Indebtedness set forth on Schedule 7.1 attached hereto;
                                              ------------

               (c)  Indebtedness secured by Permitted Liens; and

               (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or
                                            -----------
renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

          7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
Section 7.1(d) and so long as the replacement Liens only encumber those assets
- --------------
or property that secured the original Indebtedness). Anything contained herein to the contrary notwithstanding, in no event shall Borrower create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to the Bankruptcy Recoveries; provided that nothing in this sentence shall
                              --------
prohibit any attorney retained to prosecute Bankruptcy Recoveries from claiming an attorneys' Lien under applicable state law with respect to any Bankruptcy Recoveries prosecuted by such attorney.

          7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of related transactions, all or any substantial part of its property or assets.

          7.4 DISPOSAL OF ASSETS. Except for Permitted Dispositions, sell, lease, assign, transfer, or otherwise dispose of any of Borrower's properties or assets.

          7.5 CHANGE NAME. Change Borrower's name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or add any new fictitious name.

          7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

          7.7 NATURE OF BUSINESS. Make any change in the principal nature of Borrower's business.

          7.8 PREPAYMENTS AND AMENDMENTS. (a) Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, retire, defease,
                         --------------
purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and (b) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), or
                                                       ------------------------
(d) if the effect thereof reasonably could be expected to have a Material
- ---
Adverse Change.

          7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

          7.10 CONSIGNMENTS. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

          7.11 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

          7.12 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

          7.13 INVESTMENTS. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person.

          7.14 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

          7.15 SUSPENSION. Suspend or go out of a substantial portion of its business.

          7.16 USE OF PROCEEDS. Use the proceeds of the Advances made hereunder for any purpose other than (a) on the Closing Date, to pay transactional costs and expenses incurred in connection with this Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

          7.17 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Foothill and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary or advisable to perfect and continue perfected Foothill's security interests. Except for Equipment having a value of not more than $100,000, the Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party.

          7.18 NO PROHIBITED TRANSACTIONS UNDER ERISA. Create or maintain any Plan.

          7.19 CAPITAL EXPENDITURES. Make capital expenditures (a) during the first 12 months following the Effective Date in excess of $14,000,000, and (b) during the term of this Agreement in excess of $20,000,000.

     8.   EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

          8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest, fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

          8.2 If Borrower fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill;

          8.3  If there is a Material Adverse Change (Collateral);

          8.4 If any third Person obtains from the Bankruptcy Court relief from the automatic stay under the Bankruptcy Code to permit such Person to attach, seize, subject to a writ or distress warrant, or levy upon, or obtain possession of, a material portion of any Debtor's Collateral in connection with a claim of such Person of $100,000 or more;

          8.5 If a trustee is appointed in any Debtor's Chapter 11 case or if any Debtor's Chapter 11 case is converted to a case under Chapter 7 of the Bankruptcy Code;

          8.6 If any Debtor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

          8.7 If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof;

          8.8  [intentionally omitted];

          8.9 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower's properties or assets; or

          8.10 If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn.

     9.   FOOTHILL'S RIGHTS AND REMEDIES.

          9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default, Foothill may, at its election, without notice of its election and without demand, except to the extent expressly required below or to the extent expressly required by the Bankruptcy Court Order, do any one or more of the following, all of which are authorized by
Borrower:

               (a)  Declare all Obligations immediately due and payable;

               (b)  Cease extending credit to or for the benefit of Borrower;

               (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill;

               (d)  [intentionally omitted];

               (e)  [intentionally omitted];

               (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Personal Property Collateral if Foothill so requires, and to make the Personal Property Collateral available to Foothill as Foothill may designate. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

               (g)  [intentionally omitted];

               (h)  [intentionally omitted];

               (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

               (j) Apply to the Bankruptcy Court, upon 5 Business Days notice to Borrower, Borrower's counsel, counsel for the official creditors committee in such case, counsel for the unofficial committee of banks in such case (so long as such a committee exists and is represented by counsel), and the United States Trustee (which 5 Business Days notice hereby conclusively is agreed to be sufficient notice), for one or more of the following forms of relief: (a) appointment of an examiner for Borrower; (b) appointment of a trustee for Borrower; (c) conversion of a Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code; or (d) dismissal of the bankruptcy case. Borrower hereby expressly agrees that 5 Business Days notice shall be adequate notice for the requesting of the foregoing specified forms of relief in the event of the occurrence and continuation of an Event of Default hereunder, and Borrower expressly waives any right to object to the adequacy of notice in connection with a request for any of the foregoing specified forms of relief if such 5 Business Days notice is given and an Event of Default is found to exist. Nothing in this paragraph shall limit the right of Foothill to apply to the Bankruptcy Court for such other or further relief as may be justified and appropriate, and nothing in this paragraph shall limit the other rights and remedies of Foothill provided for elsewhere in this Agreement or in any other Loan Document;

               (k) Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

               (l) Foothill shall give notice of the disposition of the Personal Property Collateral as and to the extent required by Division 9 of the California Commercial Code;

               (m)  Foothill may credit bid and purchase at any public sale;

               (n) Foothill shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents, including, the Mortgages; and

               (o) Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

Anything in this Section 9.1 to the contrary notwithstanding, Foothill shall not
                 -----------
exercise any of the remedies provided for in subsections (d), (f), (g), (i),
                                             -------------------------------
(k), (l), or (n) of this Section 9.1 except upon 30 days prior written notice to
- ------------------------------------
the Debtor that has rights in the Collateral that is being disposed of, unless Foothill has determined in good faith that exigent circumstances exist (such as, without limitation, fraud, concealment, conversion, waste, or abscondment) such that Foothill's ability to be repaid the Obligations, or the realizable value of Foothill's interest in the Collateral, would be materially impaired or jeopardized as a consequence of the delay occasioned by the giving of such prior written notice, in which event Foothill promptly shall give written notice to Borrower of the exercise of such remedies concurrent with or following the exercise of such remedies. The foregoing notice requirement shall not be applicable to actions taken by Foothill in accordance with the terms of the Loan Documents that are not premised upon the existence of an Event of Default, such as, by way of illustration and not by way of limitation, application of funds collected from the Collection Account in the ordinary course of business to the reduction of the Obligations.

          9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

     10.  TAXES AND EXPENSES.

     If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.8 and take any action with
                                            -----------
respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

     11.  WAIVERS; INDEMNIFICATION.

          11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

          11.2 FOOTHILL'S LIABILITY FOR COLLATERAL. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

          11.3 INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold Foothill, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified
                              ------------
Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

          11.4 SURETYSHIP WAIVERS AND CONSENTS. The Debtors represent to Foothill that they are integral parts of a consolidated enterprise, and that each Debtor will receive direct and indirect benefits from the availability of the joint credit facility provided for herein, and from the ability to access the collective credit resources of the consolidated enterprise that is the Borrower. Each Debtor irrevocably authorizes each other Debtor to act on its behalf in requesting, authorizing, and using the proceeds of loans made hereunder, and each Debtor agrees to be bound by the acts of each of the others in connection with the Loan Documents. In furtherance of the foregoing, each of the Debtors agrees to execute and sign the Suretyship Agreement attached hereto as Exhibit S-1.
   -----------

     12.  NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill, as the case may be, at its address set forth below:

     IF TO SRI:              SIZZLER RESTAURANTS INTERNATIONAL, INC.
                             12655 West Jefferson Boulevard
                             Los Angeles, California 90066
                             Attn: Christopher R. Thomas
                             Fax No. 310.821.6811

     WITH COPIES TO:         PACHULSKI, STANG, ZIEHL & YOUNG P.C.
                             10100 Santa Monica Boulevard, Suite 1100
                             Los Angeles, California 90067
                             Attn:  Brad Godshall, Esq.
                             Fax No. 310.277.6910

     WITH COPIES TO:         LATHAM & WATKINS
                             633 West Fifth Street, Suite 4000
                             Los Angeles, California 90071
                             Attn:  Peter M. Gilhuly, Esq.
                             Fax No. 213.891.8763

     WITH COPIES TO:         O'MELVENY & MYERS
                             400 South Hope Street
                             Los Angeles, California 90071
                             Attn:  Evan Jones, Esq.
                             Fax No. 213.669.6407

     IF TO FOOTHILL:         FOOTHILL CAPITAL CORPORATION
                             11111 Santa Monica Boulevard
                             Suite 1500
                             Los Angeles, California 90025-3333
                             Attn:  Business Finance Division Manager
                             Fax No. 310.478.9788

     WITH COPIES TO:         BROBECK, PHLEGER & HARRISON LLP
                             550 South Hope Street, Suite 2100
                             Los Angeles, California 90071
                             Attn:  John Francis Hilson, Esq.
                             Fax No. 213.239.1324

          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other
                                                            ----------
than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

     13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA (INCLUDING THE BANKRUPTCY CODE), IT BEING THE INTENT OF THE PARTIES THAT FEDERAL LAW SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO WITHOUT REGARD TO THE APPLICATION OF ANY PROVISION OF STATE LAW. TO THE EXTENT THAT FEDERAL LAW WOULD APPLY THE LAW OF ANY STATE AS THE FEDERAL RULE FOR THE PURPOSES OF THIS AGREEMENT, THE PARTIES AGREE THAT THE LAWS OF THE STATE OF CALIFORNIA (EXCLUSIVE OF SECTION 9102(4)-(8) OF THE CODE, SECTIONS 580A, 580D AND 726 OF THE CODE OF CIVIL PROCEDURE, THE PROVISIONS OF THE VEHICLE CODE THAT REQUIRE THE NOTATION OF A SECURED PARTY'S LIEN UPON THE CERTIFICATE OF TITLE, AND THE PROVISIONS OF THE CODE THAT REQUIRE THE FILING OF FINANCING STATEMENTS OR FIXTURE FILINGS TO PERFECT A SECURITY INTEREST) SHALL BE USED TO SUPPLEMENT APPLICABLE FEDERAL LAW.

          THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT. EACH DEBTOR AND FOOTHILL WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.

          EACH DEBTOR AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH DEBTOR AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS

FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     14.  DESTRUCTION OF BORROWER'S DOCUMENTS.

          All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill 4 months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

     15.  GENERAL PROVISIONS.

          15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

          15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or
- --------  -------
duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

          15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

          15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          15.6 AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

          15.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

          15.8 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.


                              SIZZLER RESTAURANTS INTERNATIONAL, INC.
                              a Delaware corporation


                              By /s/ Christopher R. Thomas
                                 ------------------------------------
                              Title: EVP
                                     --------------------------------


                              COLLINS PROPERTIES, INC.
                              a Delaware corporation


                              By /s/ Christopher R. Thomas
                                 ------------------------------------
                              Title: EVP
                                     --------------------------------


                              FOOTHILL CAPITAL CORPORATION,
                              a California corporation


                              By /s/ Tricia McLoughlin
                                 ------------------------------------
                              Title: SVP
                                     --------------------------------

                                      S-1